Exhibit 10.24

Logistic agreement between

congatec AG
Auwiesenstr. 5
94469 Deggendorf

and

EverFine Industrial Corp.
9F, No. 341, Sec 4
Zhong Xiao E. Rd.
Taipei, Taiwan

1.	Scope of this agreement
All ETX-, XTX- , COM-Express, Qseven modules, Baseboards and Add-On-modules developed by congatec AG.

2.	Calculation

congatec AG provides the necessary documents and files, as well as information regarding quantity, lot size, package type, etc. to work out an accurate calculation. EverFine will provide a calculation within 14 working days for new projects and within 8 working days for already existing projects. Holidays announced by both governments are not included as working day. These periods of time may be extended if there are missing details and congatec isn’t able to make them available in time.

3.	Frame Contracts

For defined and released product groups, congatec AG places frame contracts based on the current BOMs and the defined MOQ of 500 pcs, and the MOQ per BOM is 50 pcs required by the CM. Only for new products or product groups is the MOQ reduced to 200 pcs, and the MOQ per BOM is 50 pcs. If there are no special agreements then the validity period of the contract is 3 months. congatec AG has to buy back the unused components after the end of this period. The purchasing of components that are indicated in each frame contract is handled by congatec AG. Therefore, EverFine must place an order for these components with congatec AG taking into consideration the lead times. The stated price is based on the latest calculation minus the value of the purchased components.

3.1.	Calls

The allocation will be done using calls which show the referring frame contract number, the congatec P/N, the unit price, the planned delivery date and also the delivery address. The prices of the calls apply to the latest calculation and if there is any change EverFine informs congatec AG within 8 working days. After the end of this term congatec does not have to accept the changes.

3.2.	Sample production

For new designs/new product introductions congatec AG places purchase orders for sample production/pilot run, i.e. the quantity is reduced to approximately 20 pcs — 30 pcs in order to optimize the design costs and to benefit from the assembly environment. The CM needs to feedback the DFM report. This is done so that the experiences gained from the pilot production may be used to enhance mass production.

3.3.

The receipt of purchase orders and frame contracts must be confirmed within 24h after the purchase orders have been placed. Order confirmations indicating prices, quantities and delivery dates must be provided within 10 days after the purchase orders have been placed and additionally the corresponding calculation must be provided.

Since the EverFine ERP system can only indicate and confirm the total quantity of the order, the overview “weekly production schedule” (=MPS) must be sent every Tuesday by 5 p.m. (CET) in order to provide an overview of the delivery dates of partial quantities. Furthermore, the MPS has to also contain the information about if the PCB for the frame contracts is already on stock.

4.	Demand planning

By means of a forecast for ETX-, XTX- and COM-Express modules, congatec informs EverFine about the estimated demand for the next 6 months. This forecast will be sent monthly and should be used as a tool for purchasing (e.g. unit package, frame contracts, price negotiations).Component usage information:

Each quarter, EverFine must communicate to congatec AG the remaining stock quantities of components as well as information about the amount of used components.

5.	Inventory risk

In case of product changes or altered demands, congatec AG must pay for all components in the BOM that cannot be used within 5 months after the components have been on stock at EverFine. The prices are based on the purchase prices from EverFine.

If there is a another customer demand EverFine will sell these components in cooperation with congatec AG.

6.	Deliveries

6.1.	Method of delivery
EverFine must arrange the shipment using those logistic forwarders named by congatec AG. Only in urgent cases, and in agreement with congatec AG, can the shipment be offered to another forwarder.

6.2.	Paperwork

The package must include a delivery note, a commercial invoice as well as a packing list for products with serial numbers. Both the delivery note and the commercial invoice must list the following information:

• congatec P/N
• congatec part description
• process and purchase order no
• production order no
• quantity
• prices (only on the commercial invoices).

6.2.1.	Exception of Paperwork — shipment by Air
EverFine will send shipping advise by E-mail to congatec AG’s stock clerk after delivery, so they are informed which item is packaged in which carton.

6.3.	Direct shipments

For direct shipments, congatec AG fills out the DSSF form sheet with all the necessary information (i.e. recipient, customer’s reference, transfer price, shipping method) and sends it to EverFine by email.

7.	Impairment of deliveries

Both contract parties have the duty to inform each other if deliveries are delayed or if the delivery is incomplete. This information must be communicated at least 3 working days before the confirmed shipping date. Furthermore, both parties will take the necessary steps to minimize the impairment resulting from delays and incomplete deliveries.

8.	Closing

Calls/purchase orders can be closed by congatec AG if EverFine is not in a position to deliver the remaining modules 3 months after first shipment. congatec AG informs EverFine about this cancellation by means of a weekly report before 2 weeks.

9.	Packaging
congatec AG orders the desired type of package for ETX-, XTX- „COM-Express and Qseven modules (single or multi packaging for the modules) by placing purchase orders.

10.	Dead on Arrival (DOA) products // products impaired by manufacturing problems

For all DOA products and products impaired by manufacturing problems congatec AG will request an RMA number and will return the affected products using this number. The costs of the shipment must be paid by EverFine.

In urgent cases, congatec AG reserves the right to remedy defects on its own in order to be able to comply with customer contracts. Claims for DOA products must be reported within 14 days of arrival date. This time limit only applies to apparent but not to hidden flaws such as bad PCB via hole problem. Existing Quality Assurance Agreement have priority over any other agreement.

11.	Cost improvement
Both parties use the open book policy and focus on cost reduction for components and also for additional costs such as testing and packaging.

12.	Invoice
The term of payment agreed upon is: 30 days net for both parties. Exceptions are possibly but must be agreed upon between both parties.

13.	Changes to this agreement
All changes shall be done in writing and both parties must agree them. Seller is not allowed to transfer this agreement to any 3rd Party without agreement with Buyer writing.

14.	Termination

This agreement will be valid for 1 year from contract date. Both parties can terminate this agreement in writing within 6months as of expiration of this agreement. This agreement will be automatically extended on a yearly basis if no separate agreement is made in writing.

15.	Severability Clause

Should any part of these Terms & Conditions be rendered or declared invalid, such abrogation should not invalidate the remaining regulations thereof, unless the discontinuation of certain clauses disadvantages one contracting party to the extent that their adherence to the agreement may no longer reasonably be expected.

Checked for congatec AG by:		Checked for EverFine by:
/s/ Gerhard Edi		/s/ Marty Chen

Date 10/03/2009	signature	Date 02/21/2009	signature
Revision:		Valid from 10/03/2009